Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Procera Networks, Inc.

We consent to the incorporation into this Amendment No. 1 to the registration statement on Form SB-2/A of Procera Networks, Inc., of our report dated March 27, 2007 relating to the consolidated balance sheet of Procera Networks, Inc., as of December 31, 2006 and the related consolidated statements of operations and comprehensive income, stockholders' equity (deficit) and cash flows for the year ended December 31, 2006.  We further consent to the reference to our firm under the heading “Interest of Named Experts and Counsel” in the registration statement.

/s/ PMB Helin Donovan, LLP

San Francisco, California

December 7, 2007